EXHIBIT 99.1

Verde Bio Holdings, Inc Closes Equity Financing Agreement with GHS Investments, LLC

June 3, 2020

Agreement Provides Capital of up to $5 Million

Frisco, Texas, May 28, 2020 ) – Verde Bio Holdings, Inc., (OTCQB: APHDD), formerly known as Appiphany Technologies Holdings Corp. ( “Company”), announced today that it has entered into an Equity Financing Agreement with GHS Investments, LLC (GHS), a New York based, private equity fund.

The agreement calls for the Company to file a registration statement with the U.S. Securities & Exchange Commission (“SEC”) for the sale of common shares that may be issued to GHS under the terms of the Equity Financing Agreement.  After the SEC has declared the registration statement effective, the Company has the right, at its sole discretion and over a period of two years, to sell up to $5,000,000 of common stock to GHS under the terms set forth in the Equity Financing Agreement.

Proceeds from the investment will be used for growth capital and to fund the Company’s focused roll-up strategy to acquire cash-flowing assets in the energy sector.

“The capital from GHS is an important milestone for Verde, providing the foundation for growth and development. Verde has an unique business plan which allows for the opportunistic acquisition of revenue producing assets in the energy sector during a pricing downturn in the industry.   “We will continue pursuing a true buy low and sell high strategy based upon our secure platform,” said Scott Cox, Chief Executive Officer of Verde. “GHS has broad experience dealing with OTC companies and will be a great partner. We’re grateful that they recognize the value in our Company and the services we provide.”

Details of the financing are included in an 8-K filed on June 3, 2020 by the Company with the Securities and Exchange Commission and can be found at www.sec.gov.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. is a growing US public company (OTCQB: APHDD) which is focused on the identification, acquisition and active management of revenue producing assets in the energy sector.  For more information, visit www.verdebh.com

The D at the end of the stock symbol reflects a recent reverse and will disappear in approximately 20 days.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2018 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584